Exhibit 4.5
Execution Version
SEQUANS COMMUNICATIONS S.A.
SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this “Agreement”) is made as of December 22, 2021, by and between Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”), and Renesas Electronics Corporation, a Japanese corporation (the “Purchaser”). The Company and Purchaser are referred to hereinafter each as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Purchaser desires to subscribe from the Company and the Company desires to issue 7,899,020 Ordinary Shares (as defined below) represented by 1,974,755 ADSs (the “Shares”). As used herein, “Ordinary Shares” means the ordinary shares, nominal value €0.02 per share, of the Company, “ADS” means an American Depositary Share each representing the number of Ordinary Shares specified pursuant to the Deposit Agreement (as defined below), “ADR” means an American Depositary Receipt evidencing the ADSs and “Underlying Shares” means the Ordinary Shares underlying the ADSs;
WHEREAS, on the Closing Date (as defined below), the Company and Purchaser will enter into a right of first notification agreement, in the form attached as Exhibit A hereto (the “Right of First Notification Agreement”), and a registration rights agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), which provide certain rights to Purchaser relating to the Company and the Shares;
NOW THEREFORE, on and subject to the terms hereof, the Parties agree as follows:
ARTICLE I
DEFINED TERMS
The terms defined in this Article I (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement shall have the respective meanings specified in this Article I. The terms defined in this Article I include the plural as well as the singular.
“ADR” shall have the meaning specified in the recitals.
“ADS” shall have the meaning specified in the recitals.
“Affiliates” shall have the meaning specified in Section 3.4.
“Agreement” shall have the meaning specified in the preamble.
“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which banks in New York City, Paris, or Tokyo are authorized or required by law or other governmental action to be closed.

“Closing” shall have the meaning specified in Section 2.2.
“Closing Date” shall have the meaning specified in Section 2.2.
“Company” shall have the meaning specified in the preamble.
“Company Reports” shall have the meaning specified in Section 4.1.
“Confidential Information” shall have the meaning specified in Section 8.2(a).
“Deposit Agreement” shall have the meaning specified in Section 5.1.
“Depositary” shall have the meaning specified in Section 5.1.
“EY” shall have the meaning specified in Section 4.9.
“Enforceability Exceptions” shall have the meaning specified in Section 3.2.
“Environmental Laws” shall have the meaning specified in Section 4.20.
“Evaluation Date” shall have the meaning specified in Section 4.24.
“Exchange Act” shall have the meaning specified in Section 3.4.
“IFRS” shall have the meaning specified in Section 4.10.
“Intellectual Property Rights” shall have the meaning specified in Section 4.21.
“Issue Price” shall have the meaning specified in Section 2.1(a).
“Knowledge” shall have the meaning specified in Section 4.12.
“Material Adverse Effect” shall have the meaning specified in Section 4.2.
“Material Contract” shall have the meaning specified in Section 4.14.
“Material Permits” shall have the meaning specified in Section 4.13.
“OFAC” shall have the meaning specified in Section 4.23.
“Ordinary Shares” shall have the meaning specified in the recitals.
“Party” or “Parties” shall have the meaning specified in the preamble.
“Person” shall have the meaning specified in Section 4.23.
“Purchase” shall have the meaning specified in Section 2.2.
“Purchaser” shall have the meaning specified in the preamble.

“Registration Rights Agreement” shall have the meaning specified in the recitals.
“Regulation D” shall have the meaning specified in Section 3.3.
“Right of First Notification Agreement” shall have the meaning specified in the recitals.
“Sanctions” shall have the meaning specified in Section 4.23.
“SEC” shall have the meaning specified in Section 3.8.
“Securities Act” shall have the meaning specified in Section 3.3.
“Shares” shall have the meaning specified in the recitals.
“Short Sales” shall have the meaning specified in Section 3.7.
“Subsidiary” shall have the meaning specified in Section 4.2.
“Transaction Documents” shall mean collectively, this Agreement, the Right of First Notification Agreement, the Registration Rights Agreement and the other documents and agreements entered into in connection with the transactions contemplated hereby and thereby.
“Underlying Shares” shall have the meaning specified in the recitals.
ARTICLE II
SUBSCRIPTION AND PURCHASE OF SECURITIES
Section 2.1    Issuance and Purchase of ADSs.
(a)    Subject to the terms set forth in this Agreement, at the Closing (as defined herein), the Company agrees to issue 1,974,755 ADSs at the issue price of $4.70 per ADS, and Purchaser agrees to subscribe for and purchase the number of Shares at the aggregate issue price (the “Issue Price”) set forth opposite its name on Exhibit C.
(b)    Under the terms of its seventeenth resolution, the general meeting of shareholders of the Company approved, on June 25, 2021, a delegation of authority to the board of directors of the Company in order to effect one (or several) share capital increase(s) up to a maximum nominal amount of €2,000,000 through the issuance, inter alia, of shares and/or securities giving access to the share capital with subscriptions reserved to a specified class of investors including Qualified Institutional Buyers or Institutional Accredited Investors within the meaning of US securities laws.
Section 2.2    Closing; Delivery of Shares.
(a)    Subject to Section 6.1 and Section 6.2, the closing (the “Closing”) of the issuance and subscription of the Shares (the “Purchase”) shall occur on a date no later than fifteen (15) Business Days after the date of this Agreement, or at such other time as the Company and Purchaser mutually agree upon, orally or in writing (the “Closing Date”), upon the physical or electronic exchange among the Parties and their counsel of all documents and deliverables required under this Agreement.
(b)    At the Closing, Purchaser shall deliver or cause to be delivered to the Company:
(1)    a duly completed and signed subscription form for the Shares in the form attached as Exhibit D hereto; and
(2)    the Issue Price.
(c)    At the Closing, the Company shall do the following:
(1)    issue 7,899,020 Underlying Shares and deposit such Underlying Shares with the Depositary, in the name and on behalf of Purchaser; and
(2)    cause the Depositary to issue and deliver to Purchaser a book-entry transfer for the Shares to which Purchaser shall be entitled against deposit of the Underlying Shares, pursuant to the Deposit Agreement.
ARTICLE III
REPRESENTATIONS AND
WARRANTIES OF PURCHASER
Purchaser hereby makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Company, and all such representations and warranties shall survive the Closing:
Section 3.1    Power and Authorization. Purchaser is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute this Agreement, to perform its obligations hereunder, and to consummate the Purchase.
Section 3.2    Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (such qualifications in clauses (a) and (b) being the “Enforceability Exceptions”). This Agreement and consummation of the Purchase will not violate, conflict with or result in a breach of or default under (i) Purchaser’s organizational documents, (ii) any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets are bound or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to Purchaser.

Section 3.3    Accredited Investor/Qualified Institutional Buyer. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The information Purchaser has provided in writing to the Company as set forth on Purchaser’s signature page hereto is true, correct and complete, as of the date hereof and as of the Closing Date, in all material respects.
Section 3.4    5% Shareholder Status. If Purchaser and its affiliates (as that term is defined in Rule 501(b) of Regulation D under the Securities Act, “Affiliates”) will beneficially own after the Closing Date 5% or more of the Company’s outstanding Ordinary Shares represented by ADSs, Purchaser acknowledges and agrees that it will comply in all material respects with all applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a result of such holdings. Purchaser is not a subsidiary, affiliate or, to its knowledge, otherwise closely-related to any officer of the Company or any other beneficial owner of 5% or more of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) or the voting power to elect members of the Company’s board of directors.
Section 3.5    Restricted Stock. Purchaser (a) acknowledges (i) that the issuance of the Shares pursuant to this Agreement has not been registered, nor does the Company have a plan or intent to register such issuance of the Shares, under the Securities Act or any state securities laws, (ii) the Shares are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless they are subsequently registered and qualified under the Securities Act and applicable state securities laws or unless an exemption from such registration and qualification is available and (iii) the Shares are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act and (b) is purchasing the Shares for investment purposes only for the account of Purchaser and not with any view toward a distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Shares.
Section 3.6    Legends. Purchaser understands and agrees that any certificate or book-entry representing the Shares shall bear the restrictive legend set forth in Section 7.2 below.
Section 3.7    No Illegal Transactions. Purchaser has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time the Company began negotiating the transactions contemplated by this Agreement with Purchaser. Purchaser covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.
Section 3.8    Adequate Information; No Reliance. Purchaser acknowledges and agrees that (a) Purchaser has been furnished with all materials it considers relevant to making an investment decision to enter into the Purchase and has had the opportunity to review the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”), including, without limitation, all information filed or furnished pursuant to the Exchange Act and all information incorporated into such filings and submissions, (b) Purchaser has sufficient knowledge and expertise to make an investment decision with respect to the transactions contemplated hereby, (c) Purchaser has had a full opportunity to speak directly with directors, officers and Affiliates of the Company and to ask questions of the Company and such directors, officers and Affiliates of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Purchase, and to obtain such additional information as it deems necessary to verify the accuracy of the information furnished to it and has asked such questions, received such answers and obtained such information as it deems necessary, (d) Purchaser has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Purchase and to make an informed investment decision with respect to the Purchase and (e) Purchaser is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its Affiliates or representatives, except for (i) the publicly available filings and submissions made by the Company with the SEC under the Exchange Act and (ii) the representations and warranties made by the Company in this Agreement.
Section 3.9    Purchaser’s Reporting Requirement. The Company has made no representations to Purchaser regarding Purchaser’s reporting requirements with the SEC related to Purchaser’s present or future ownership in the Company, and Purchaser acknowledges and agrees that it is the responsibility of Purchaser to ensure that Purchaser complies with any disclosure and reporting requirements of the SEC applicable to Purchaser as a result of the Purchase.
Section 3.10    No General Solicitation or Advertising. The offer to enter into the Purchase was directly communicated to Purchaser, and Purchaser was able to ask questions and receive answers concerning the terms of this transaction. At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.
Section 3.11    Legal Opinions. Purchaser acknowledges and understands that a legal opinion is being delivered by counsel to the Company in reliance on, and assuming the accuracy of, the foregoing representations and warranties of Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to Purchaser, and all such representations and warranties shall survive the Closing.
Section 4.1    Exchange Act Filings. The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the “Company Reports”). The Company Reports, when they became effective or were filed with or furnished to the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed or furnished after the date hereof and on or prior to the Closing, when such documents become effective or are filed with the SEC, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.2    Due Incorporation. Each of the Company and each of its Subsidiaries has been duly organized and is validly existing as a corporation or other legal entity in good standing (or the foreign equivalent thereof) under the laws of its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (or the foreign equivalent thereof) as a foreign corporation or other legal entity in each jurisdiction in which its ownership or lease of its properties or the conduct of its business requires such qualification and has all power and authority (corporate or other) necessary to own or hold its properties and to conduct the businesses in which each is engaged, except where the failure to so qualify or have such power or authority (i) would not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets or business of the Company and its Subsidiaries, taken as a whole, or (ii) impair in any material respect the ability of the Company to perform its obligations under the Transaction Documents or to consummate any transactions contemplated hereby or thereby (any such effect as described in clauses (i) or (ii), a “Material Adverse Effect”). As used in this Agreement, “Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.
Section 4.3    Subsidiaries. The membership interests or capital stock (or the foreign equivalent thereof), as applicable, of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except to the extent set forth in the Company Reports, are owned by the Company directly, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

Section 4.4    Due Authorization. The Company has the full right, power and authority to enter into this Agreement and to perform and discharge its obligations hereunder; and this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
Section 4.5    The Shares. As of the date of this Agreement, the Shares represent approximately 4.96% of the total outstanding number of Ordinary Shares, including the Shares. The Ordinary Shares to be issued by the Company upon subscription to the Shares pursuant to Section 2.1(a) have been duly authorized for issuance. Upon subscription by Purchaser for the Ordinary Shares issuable in connection with the issuance of the Shares pursuant to Section 2.1(a), such Ordinary Shares shall be deposited with the Depositary for the issuance of ADSs in the form of ADRs. When issued in accordance with the terms of this Agreement, the ADSs issued in connection with the issuance of the Shares pursuant to Section 2.1(a), will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights, and Purchaser will be entitled to the rights specified in the Deposit Agreement; no preemptive right, resale right, right of first refusal or similar rights exist with respect to any of the Ordinary Shares issued in connection with the issuance of the Shares pursuant to Section 2.1(a) and the issuance thereof will be free of any restriction upon the voting or transfer thereof pursuant to the laws of the French Republic or the Company’s statuts or any agreement or other instrument to which the Company is a party. Each Share will be issued in compliance with all U.S. federal and state securities laws and the securities laws of any other applicable jurisdiction.
Section 4.6    Capitalization; Indebtedness. As of the date hereof, the share capital of the Company consists of 151,419,322 issued Ordinary Shares, fully paid, and with a par value of €0.02 each, and total authorized capital of 311,686,798 Ordinary Shares. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and nonassessable and were issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right. Other than 947,784 Ordinary Shares reserved for future issuance under the Company’s equity plans, 15,623,868 Ordinary Shares issuable upon the exercise of outstanding stock options, founders warrants and warrants and upon vesting of restricted free shares granted pursuant to the Company’s equity plans, and a maximum of 43,695,824 shares reserved for issuance under outstanding convertible notes and warrants, the Company has no shares of capital stock reserved for issuance. Except as set forth above or pursuant to this Agreement, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of capital stock, or any such warrants, convertible securities or obligations. Except as previously disclosed in the Company’s public filings, the Company has no indebtedness as of the date of this Agreement.
Section 4.7    No Default, Termination or Lien. The execution, delivery and performance of this Agreement by the Company, the issuance and delivery of the Shares by the Company, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with the terms of this Agreement will not (with or without notice or lapse of time or both) conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of the Company or any Subsidiary pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will such actions result in any violation of the provisions of the organizational documents of the Company or any of its Subsidiaries or any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets; provided that an investor in the Company has the right to purchase a warrant providing for the right to acquire ADSs to maintain its proportionate interest in the Company.
Section 4.8    No Consents. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the New York Stock Exchange in connection with the listing of the Shares.
Section 4.9    Independent Accountants. Ernst & Young Audit (“EY”), who has certified certain financial statements and related schedules included or incorporated by reference in the Company Reports, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act and the rules and regulations thereunder and the Public Company Accounting Oversight Board (United States). Except as pre-approved in accordance with the requirements set forth in Section 10A of the Exchange Act, EY has not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).
Section 4.10    Financial Statements. The financial statements, together with the related notes and schedules, included in the Company Reports present fairly in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods covered thereby, all in conformity with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the entire period involved, except as otherwise disclosed in the Company Reports. Such financial statements, together with the related notes and schedules, comply in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder. No other financial statements or supporting schedules or exhibits are required by the Exchange Act or the rules and regulations thereunder to be filed with the SEC.
Section 4.11    No Material Adverse Effect. There has not occurred any Material Adverse Effect, or any development involving a prospective Material Adverse Effect, in the condition, financial or otherwise, or in the earnings, assets, business or operations of the Company and its Subsidiaries, taken as a whole, from that set forth or contemplated in the Company Reports filed prior to the date hereof.

Section 4.12    Legal Proceedings. There are no legal or governmental proceedings, actions, suits or claims pending or, to the Company’s Knowledge, threatened to which the Company or any of its Subsidiaries is a party or to which any of the properties or assets of the Company or any of its Subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Company Reports and proceedings that would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) that are required to be described in the Company Reports and are not so described; and there are no statutes, regulations, contracts or other documents to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound that are required to be described in the Company Reports or to be filed as exhibits to the Company Reports that are not described therein or filed as required. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any legal or governmental proceedings, actions, suits or claims of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. For purposes of this Agreement, “Knowledge” means the actual knowledge (after due inquiry) of the executive officers (as defined in Exchange Act Rule 3b-7) of the Company or its Subsidiaries, as applicable.
Section 4.13    Regulatory Permits. Each of the Company and its Subsidiaries possesses or has applied for all certificates, authorizations, licenses, franchises, permits, orders and approvals issued or granted by the appropriate governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations necessary to conduct its business as currently conducted, except (i) where the failure to possess such certificates, authorizations, licenses, franchises, permits, orders and approval, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”) and (ii) as accurately described in all material respects in the Company Reports, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or material adverse modification of any such Material Permits (except as accurately described in all material respects in the Company Reports), and to the Company’s Knowledge, there are no facts or circumstances that would give rise to the revocation, termination or material adverse modifications of any Material Permits.
Section 4.14    Material Contracts. Except for the Material Contracts, the Company and its Subsidiaries are not party to any agreements, contracts or commitments that are material to the business, financial condition, assets or operations of the Company and its Subsidiaries or that would be required to be filed pursuant to Item 19 and the Instructions as to Exhibits of Form 20-F. Neither the Company nor any of its Subsidiaries is in material default under, or in material violation of, nor has received written notice of termination or default under any Material Contract. For purposes of this Agreement, “Material Contract” means any contract of the Company that was filed as an exhibit to the Company Reports pursuant to Item 19 and the Instructions as to Exhibits of Form 20-F.
Section 4.15    Investment Company Act. Neither the Company nor any of its Subsidiaries is or, after giving effect to the Purchase and the application of the proceeds thereof, will become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 4.16    No Price Stabilization. Neither the Company, its Subsidiaries nor any of the Company’s or its Subsidiaries’ officers, directors or Affiliates has taken or will take, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company.
Section 4.17    Title to Property. The Company and its Subsidiaries have good and marketable title to all real and personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects of title except such as are described in the Company Reports or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries, in each case except as described in the Company Reports.
Section 4.18    No Labor Disputes. Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no discrimination complaint or unfair labor practice complaint pending or, to the Knowledge of the Company or the Subsidiaries, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board or any other governmental body, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Knowledge of the Company or the Subsidiaries, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company or the Subsidiaries, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries, (ii) to the Knowledge of the Company or the Subsidiaries, no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (iii) there has been no violation of any federal, state, local or foreign law or collective bargaining agreement relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or retirement benefits, or any provision of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries.
Section 4.19    Taxes. The Company (i) has timely filed all necessary federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefore) that have been required to be filed and (ii) is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company is contesting in good faith and for which adequate reserves have been provided and reflected in the financial statements included in the Company Reports. The Company does not have any tax deficiency that has been or, to the Company’s Knowledge, is reasonably likely to be asserted or threatened against it.

Section 4.20    Compliance with Environmental Laws. Except as disclosed in the Company Reports, neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), or, to the Company’s Knowledge, operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.
Section 4.21    Intellectual Property Rights. The Company and its Subsidiaries own or possess, or have the right to use, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights, except as disclosed in the Company’s Form 20-F for the year ended December 31, 2020 or such as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 4.22    Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries, has (i) used any Company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from Company funds, (iii) caused the Company or any of its Subsidiaries to be in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar laws, including without limitation French law no. 2016-1691 of December 9, 2016 relating to the prevention of corruption, (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment from Company funds.
Section 4.23    OFAC and Similar Laws. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any director, officer, agent, employee, affiliate or representative of the Company or any of its Subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the issuance of any Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partners or other Person, to knowingly fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
Section 4.24    Disclosure Controls and Procedures. Except as disclosed in the Company Reports, the Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any consolidated Subsidiaries, is made known to its chief executive officer and chief financial officer by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date and except as disclosed in the Company Reports, there have been no material changes in the Company’s internal controls (as such term is defined in the rules of the SEC under the Exchange Act) or, to the Company’s Knowledge, in other factors that could affect the Company’s internal controls.
Section 4.25    Accounting Controls. The Company and its Subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Company Reports, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
Section 4.26    Absence of Material Changes. Subsequent to the respective dates as of which information is given in the Company Reports, and except as may be otherwise disclosed in such Company Reports, there has not been (i) any Material Adverse Effect, (ii) any transaction which is material to the Company, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company, which is material to the Company, (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, (v) any change in the capital stock (other than a change in the number of outstanding Ordinary Shares or ADSs due to grants of stock under the Company’s stock incentive plans existing on the date hereof or the issuance of shares upon the exercise of outstanding options or warrants) or (vi) any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options under the Company’s stock option plans existing on the date hereof) of the Company.
Section 4.27    Brokers Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with any transaction contemplated by this Agreement.
Section 4.28    Listing and Maintenance Requirements. The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, as applicable. The ADSs are registered pursuant to Section 12(b) of the Exchange Act and are listed on the New York Stock Exchange, and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the ADSs under the Exchange Act or delisting the ADSs from the New York Stock Exchange, nor has the Company received any notification that either the SEC or the New York Stock Exchange is contemplating terminating such registration or listing.
Section 4.29    Sarbanes-Oxley Act. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated thereunder or implementing provisions thereof that are then in effect.
Section 4.30    New York Stock Exchange Approval Rules. No further approval of the stockholders of the Company under the rules and regulations of the New York Stock Exchange is required for the Company to issue and deliver the Shares to Purchaser.
Section 4.31    No General Solicitation. Neither the Company nor any person acting on its or their behalf has engaged in any general solicitation or general advertising in connection with the offering or issuance of any Shares, including but not limited to the methods described in Rule 502(c) under the Securities Act.
ARTICLE V
OTHER AGREEMENTS
Section 5.1    Depositary. Upon issuance of the Shares, the Company will cause the Depositary to deliver the relevant number of ADSs to Purchaser against deposit of the Underlying Shares, pursuant to the Amended and Restated Deposit Agreement dated as of May 14, 2018 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and the owners and holders from time to time of the ADSs issued thereunder, and Purchaser shall cooperate with the Company and the Depositary in connection therewith.
Section 5.2    Supplemental Listing Application. Within two (2) Business Days following the Closing Date, the Company shall file with the New York Stock Exchange a supplemental listing application reflecting the transactions contemplated hereby.
Section 5.3    Listing of Shares; Certificates. The Company covenants that all Shares issued pursuant to Section 2.1(a) will be duly approved for listing subject to official notice of issuance on the New York Stock Exchange. The Company covenants that the certificates, if any, representing the ADRs to be issued to evidence any ADSs issued pursuant to Section 2.1(a) will comply with applicable law.
Section 5.4    Use of Proceeds. The proceeds of the Purchase shall be used by the Company for general corporate purposes.

Section 5.5    Protective Rights. For three (3) years from the date of this Agreement, if the Company contemplates the issuance of shares (whether ordinary or preferred) or securities giving access to the share capital of the Company with cancellation of shareholders’ preferential subscription right (avec suppression du droit préférentiel de souscription des actionnaires) or reserved to the beneficiary(ies) of such issuance (including issuances made pursuant to Article L.225-147 of the French Commercial Code in the context of a contribution in kind) (a “Dilutive Action”), the Company shall (i) provide Purchaser with no less than seven (7) Business Days’ prior written notice in advance of the opening of the subscription period of such issuance and (ii) assuming valid delegations from the Company’s general meeting of shareholders are in force, it being agreed that the Company shall use its best efforts to ensure that such valid delegations are in force at all times, in order to allow Purchaser to maintain the same percentage in the share capital of the Company (on a non-diluted basis) immediately before and immediately after such Dilutive Action, the Company shall, at the option of Purchaser, upon notice to the Company no more than seven (7) Business Days following the consummation of any such Dilutive Action proceed with an issuance reserved to Purchaser, allowing Purchaser to subscribe for such number of shares or securities so as to allow Purchaser to maintain its percentage in the share capital as in effect prior to giving effect to the Dilutive Action, at the same price and/or conditions, as those offered to the beneficiary(ies) of the Dilutive Action.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Purchaser’s Conditions Precedent. The obligation of Purchaser to complete the Purchase is subject to the satisfaction of each of the following conditions precedent:
(a)    each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date;
(b)    the Company shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing;
(c)    no court or other governmental or regulatory authorities, agencies, commissions or other entities, whether federal, state, local or foreign, shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, and there shall not be pending by or before any such entity any suit, action or proceeding in respect thereof;
(d)    Orrick, Herrington & Sutcliffe LLP, U.S. counsel to the Company and Orrick, Herrington & Sutcliffe (Europe) LLP, French counsel to the Company, shall have furnished to Purchaser opinions in the form attached as Exhibits E-1 and E-2 to Purchaser and addressed to Purchaser;

(e)    the Chief Executive Officer and Chief Financial Officer of the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, certifying to their knowledge, after reasonable inquiry, as to the matters set forth in paragraphs (a) and (b) of this Section 6.1; and
(f)    the Company shall have executed and delivered to Purchaser each of the other Transaction Documents.
Section 6.2    Company’s Conditions Precedent. The obligation of the Company to complete the issuance of the Shares to Purchaser contemplated by this Agreement is subject to the satisfaction of each of the following conditions precedent:
(a)    each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty need only be true and correct as of such date;
(b)    Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing;
(c)    no court or other governmental or regulatory authorities, agencies, commissions or other entities, whether federal, state, local or foreign, shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, and there shall not be pending by or before any such entity any suit, action or proceeding in respect thereof;
(d)    Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, certifying to his or her knowledge, after reasonable inquiry, as to the matters set forth in paragraphs (a) and (b) of this Section 6.2; and
(e)    Purchaser shall have executed and delivered to the Company each of the other Transaction Documents.
ARTICLE VII
CERTAIN COVENANTS
Section 7.1    Certain Actions. The Company and Purchaser shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, applicable law and stock exchange listing standards to consummate the transactions contemplated by this Agreement as soon as practicable.

Section 7.2    Legends. To the extent reasonably necessary under applicable law, any certificate, book-entry or ADR issued under this Agreement shall have endorsed, to the extent appropriate, upon its face the following words:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144.
Section 7.3    Legend Removal. Upon the request of Purchaser or any transferee or proposed transferee thereof, the Company shall instruct the Depositary to remove the legend contemplated by Section 7.2 (and shall revoke any related stop transfer or similar instructions to its registrar and transfer agent), if the Shares issued pursuant to Section 2.1(a) are covered by an effective registration statement under the Securities Act or if such person provides reasonable evidence and an opinion of counsel to the effect that a sale, transfer or assignment of such Shares may be made without registration under the Securities Act or that such Shares are eligible for resale pursuant to Rule 144 under the Securities Act.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Fees and Expenses. All expenses incurred by the Parties in connection with the negotiation, execution and delivery of this Agreement will be borne solely and entirely by the Party incurring such expenses.
Section 8.2    Confidentiality; Public Announcements.
(a)    Purchaser shall hold in confidence, and shall not disclose to any Person, unless and to the extent disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information which is reasonably understood by Purchaser to be confidential (collectively, “Confidential Information”) concerning the Company and its Subsidiaries furnished to it by Company or its representatives pursuant to this Agreement (except (a) to the extent such Confidential Information was (i) previously known by Purchaser or any Affiliates on a non-confidential basis, (ii) in the public domain through no breach of Purchaser of any of the confidentiality obligations to the Company, (iii) later acquired by Purchaser or any Affiliate from other sources not known by Purchaser or such Affiliate to be subject to a duty of confidentiality with respect to such Confidential Information, and (b) Confidential Information may be disclosed by Purchaser to any Affiliates or Purchaser’s or any Affiliate’s respective representatives in connection with the management of the investment of Purchaser and any Affiliates in the Company; provided that Purchaser informs any such Person that such information is confidential. If disclosure is required by judicial or administrative process or by any other requirement of law, Purchaser shall provide the Company with prompt written notice to the extent permissible by law, together with a copy of any material proposed to be disclosed, so that the Company may (a) seek, at the Company’s expense, an appropriate protective order or other appropriate relief (and Purchaser and the Affiliate shall reasonably cooperate with the Company, at the Company’s expense, to obtain such order or relief), or (b) if the Company so elects, waive compliance with the provisions of this Section 8.2(a).
(b)    No later than three (3) days after the Closing Date, at 9:00 a.m. (New York Time), to the extent not already publicly disclosed, the Company shall issue a publicly available press release or file with the SEC a Report on Form 6-K disclosing (i) the material terms of the transactions contemplated by the Transaction Documents and (ii) any other information (or an appropriate summary that, at a minimum, includes the material portions thereof), in each case that constitutes material non-public information under applicable United States federal and state securities laws that was provided by the Company or any of its representatives to Purchaser or its Affiliates.
(c)    The Company will consult with Purchaser before issuing any press release or making any public statement or filing with respect to the Transaction Documents and the transactions contemplated hereby and will provide Purchaser and its counsel with a draft of any press release or other public statement or filing at least one (1) day prior to such disclosure, except where advance notice is not permitted by applicable Law. The Company will in good faith consider comments to or other modifications of such disclosure. Notwithstanding anything herein to the contrary, the Company shall not use Purchaser’s name without Purchaser’s prior written approval, except as required by applicable law; provided, that if the Company has received the requisite approval for any disclosures as required hereunder, the Company or its Affiliates shall be entitled to make disclosures substantially similar (as to form and content) to those prior disclosures that have been so approved.
Section 8.3    Notices. Except as may otherwise be provided herein, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be conclusively deemed to have been duly given when sent by electronic mail to the address set forth below if sent between 8:00 am and 5:00 pm recipient’s local time on a Business Day, or on the next Business Day if sent by electronic mail other than between 8:00 am and 5:00 pm recipient’s local time.
If to the Company:
Sequans Communications S.A.
15-55 boulevard Charles de Gaulle
Les Portes de la Défense
92700 Colombes
Republic of France
Email:

Attention: Chief Financial Officer
With a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Email:
Attention:
If to Purchaser:
Renesas Electronics Corporation
Toyosu Foresia
3-2-24, Toyosu, Koto-ku
Tokyo 135-0061, Japan
Email:
Attention:
With a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Shin-Marunouchi Building 5-1
Marunouchi 1-chome
Chiyoda-ku, Tokyo, Japan 100-6529
Email:
Attention:
Section 8.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement or any other Transaction Document are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.
Section 8.5    Entire Agreement. The Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 8.6    Assignment; No Third Party Beneficiaries. Except for the Shares, which (subject to applicable securities laws) shall at all times be freely transferable, and except as otherwise expressly provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.7    Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.
Section 8.8    Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with, and governed by, the substantive laws of the State of New York, without reference to its choice of law rules. Any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the state and federal courts within the Southern District of New York.
Section 8.9    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form or any electronic signature complying with the U.S. federal ESIGN Act of 200, e.g., www.docusign.com) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 8.10    Certain Definitional Provisions. Unless the express context otherwise requires, the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; any references herein to a specific Section, Schedule or Annex shall refer, respectively, to Sections, Schedules or Annexes of this Agreement; wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and references herein to any gender includes each other gender.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written.

THE COMPANY

SEQUANS COMMUNICATIONS S.A.

By:	/s/ Georges Karam
Name: Georges Karam
Title: Chief Executive Officer

PURCHASER

RENESAS ELECTRONICS CORPORATION

By:	/s/ Sailesh Chittipeddi
Name: Sailesh Chittipeddi
Title: Executive Vice President
[Signature page to Securities Purchase Agreement]